EXHIBIT 10.11A

AMENDMENT NO. 1
TO THE TRUST AGREEMENT

CHS Inc. (formerly known as Cenex Harvest States Cooperatives), pursuant to the power of amendment reserved to it in Article 11 of the Trust Agreement between Cenex Harvest States Cooperatives and The Capital Trust Company of Delaware, Inc., executed June 27, 2001, (the “Trust”) hereby amends the Trust in the manner set forth below effective as of August 5, 2003.

     1. The name of the “Employer” is changed from “Cenex Harvest States Cooperatives” to “CHS Inc.”

     2. The name of the “Plan” is changed from the “Cenex Harvest States Cooperatives Share Option Plan” to the “CHS Inc. Share Option Plan”

         IN WITNESS WHEREOF, CHS Inc. and the Trustee have caused the Trust to be amended as executed on the dates below.

CHS INC.

By /s/Richard L. Baldwin

Its VPHR

Dated 12-29-03

THE CAPITAL TRUST COMPANY OF DELAWARE INC.

By /s/Deborah E. Harris

Its Senior Vice President

Dated 1/29/04